EXHIBIT 99(a)






           RONSON CORPORATION DISCLOSES SHAREHOLDER DERIVATIVE ACTION


Somerset, N.J., March 27, 2003 - Ronson Corporation (NASDAQ SmallCap RONC; OTC Bulletin Board RONCP) reported today that it had received a letter from Mr. Warren G. Lichtenstein of Steel Partners II, L.P., forwarding a copy of a derivative action Complaint filed with the Superior Court of New Jersey Chancery Division, Essex County by Steel Partners II against the Company's Board of Directors and an independent consultant to the Company. The law suit alleges that it is a derivative action on behalf of Ronson stockholders and alleges various breaches of fiduciary responsibility. Steel Partners II filed an amended Statement on Schedule 13D/A with the Securities and Exchange Commission on March 26, 2003 reporting these proceedings. If the Summons and Complaint are served, the Company intends to vigorously defend the litigation.

In reporting the threatened law suit, Louis V. Aronson II, President of Ronson Corporation, commented: "For six years Mr. Lichtenstein has been seeking to take over control of Ronson Corporation. His actions have been disruptive and costly to the Company and its operations. While Mr. Lichtenstein claims to be acting on behalf of Ronson stockholders, we believe his true interest is in satisfying a group of wealthy investors who back him in his `business' of taking over smallcap and microcap companies."

Mr. Aronson stated that Mr. Lichtenstein and Steel Partners had waged two proxy contests with Ronson over the past six years and that in each case, the independent stockholders supported Ronson's management and Board of Directors.

The Company's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed base operator at Trenton-Mercer Airport, Trenton, N.J.

This press release contains forward-looking statements that involve risks and uncertainties that could cause the results of the Company and its subsidiaries to vary from those anticipated. These risks and uncertainties are set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

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COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300